Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ria Marie Carlson, Corporate Headquarters	Robyn Tingley, EMEA Headquarters
+1 (714) 382-4400	+(32) 0 2 254 96 32
ria.carlson@ingrammicro.com	robyn.tingley@ingrammicro-europe.com

ALAIN MAQUET NAMED PRESIDENT OF INGRAM MICRO EMEA

SANTA ANA, Calif., June 10, 2009 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced that Alain Maquet, a 28-year veteran of the information technology industry and current president of Ingram Micro Latin America, has been promoted to president of Ingram Micro EMEA (Europe, Middle East and Africa), effective July 1, 2009.  He will continue to report to Alain Monié, president and chief operating officer, Ingram Micro Inc.

Maquet will replace Jay A. Forbes, current president of Ingram Micro EMEA, who is resigning from the company, effective June 30, 2009, in order to return to his native Canada.

“The last two years with Ingram Micro represent some of the most rewarding and challenging times in my career,” said Forbes.  “I’m proud of the substantive changes the EMEA team was able to advance, especially in light of the weak economic environment.  While leaving the organization was a difficult decision, my family and I decided this was the right time for this transition.”

“Jay made meaningful changes to our European operations that will continue to benefit our organization well into the future,” said Monié.  “Through his leadership, the team streamlined the regional headquarters, strengthened the performance of lagging operations and re-balanced our portfolio mix in favor of higher-margin accounts.  Despite significant weakness in the European market, solid progress was made in controlling costs and the region is poised for greater success as the economy improves.  Alain has a solid foundation for growth and further improvement when he assumes his new role.”

Maquet joined Ingram Micro in 1993 as managing director of the company’s French operations.    For the following 12 years, he added more operations to his responsibilities, eventually overseeing France, Belgium, Italy, the Netherlands, Spain and the region’s export business as senior vice president, southern and western Europe.  He was named president of Ingram Micro Latin America in March 2005.

“Alain is a respected and talented executive, with a track record of guiding operations to a new level of excellence,” added Monié.  “Under his leadership, Latin America has been the company’s most profitable region two of the last three years.  He knows the European market extremely well, with broad experience managing large, complex operations as well as entrepreneurial start-ups.  We’re confident in his ability to build on Jay’s good work and drive profitable growth throughout the region.”

“Returning to Europe as president is an exciting next step for me professionally,” said Maquet. “I’m looking forward to addressing the new challenges in my native region and working with my European colleagues again.  I will, however, miss the daily interaction with the Latin American team, whose talents and accomplishments consistently exceeded my expectations.  It was a pleasure to work with them and expect their commitment to success will continue.”

Maquet plans to relocate from Miami to Europe in the coming weeks.  The company is conducting a search for his replacement in Latin America.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

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